Exhibit 10.19

SETTLEMENT AGREEMENT AND GENERAL RELEASE

THIS SETTLEMENT AGREEMENT AND GENERAL RELEASE (this "Settlement Agreement'') made and entered into as of April 6, 2018, by and among KeraLink International, formerly named Tissue Banks International, Inc. ("KeraLink"), Aziyo Biologics, Inc. (together with any successor, whether by merger, consolidation, share exchange, other business combination or sale of all or substantially all of the assets (any such transaction, a "Business Combination Transaction") of Aziyo Biologics, Inc. ("Aziyo"), Highcape Partners QP, L.P. ("QP"), Highcape Partners, L.P. ("Highcape") and Highcape Co-Investment Vehicle I, LLC (''Vehicle," and together with QP and Highcape collectively, the "Highcape Entities,'' and each a "Highcape Entity''). Each of KeraLink, Aziyo, and the Highcape Entities is referred to herein as a "Party," and together as the ''Parties."

W I T N E S S E T H:

A.            On November 4, 2015, pursuant to that certain Contribution Agreement dated August 31, 2015 (the "Contribution Agreement'') by and between Aziyo and KeraLink, KeraLink contributed certain assets to Aziyo in return for 19,499,999 shares of the Series A Preferred Stock, $0.001 par value per share of Aziyo (the "Series A Preferred Stock"), and 6,499,999 shares of the Common Stock, $0.001 par value per share of Aziyo (together with any capital stock, other securities or non-cash consideration of Aziyo or any successor or other person that may be received from time to time by KeraLink, whether by dividend or distribution or in connection with a Business Combination Transaction, in respect of the 6,499,999 shares of Common Stock, $0.001 par value per share, owned by KeraLink on the date of this Settlement Agreement, the "Common Stock");

B.            In connection with the transactions performed pursuant to the Contribution Agreement, on November 4, 2015, pursuant to that certain Stock Purchase Agreement dated August 31, 2015, among KeraLink and the Highcape Entities (the "Stock Purchase Agreement''), KeraLink sold 19,500,000 shares of Series A Preferred Stock to the Highcape Entities for $19,500,000;

C.            Certain disputes have arisen between KeraLink and Aziyo arising out of the Contribution Agreement, including whether certain representations and warranties made in the Contribution Agreement were true and accurate, and such disputes impact the Highcape Entities as the majority stockholder of Aziyo and relate to matters also covered in the Stock Purchase Agreement (collectively, the "Dispute"); and

D.            The Parties hereto desire to settle and compromise all claims that the Aziyo Parties have or could have asserted against the KeraLink Parties, and that the KeraLink Parties have or could have asserted against the Aziyo Parties prior to and including the date hereof, including the facts, actions and omissions underlying the Dispute and any claim arising out of or relating to the Contribution Agreement, the Stock Purchase Agreement and the agreements entered in connection therewith, except for the following: (i) matters in respect of the rights of KeraLink and the Highcape Entities in their capacity as owners of shares of Common Stock and Series A Preferred Stock, respectively; (ii) obligations arising out of Sections 1.8 (last sentence), 1.9 (last sentence), 4.3(b), 4.4, 4.8, 4.9, 4.10, 4.12, 8. l(a)(i) (but only to the extent relating to inaccuracies in respect of the representations and warranties in Section 2.9 of the Contribution Agreement), 8.l(a)(ii) (to the extent the underlying covenant or agreement itself is referenced in this clause (a)(ii)), 8.l(a)(iii), 8.l(a)(v), 10.4 or 10.5 of the Contribution Agreement; (iii) obligations arising out of Section 1.3 of the Stock Purchase Agreement; (iv) matters arising out of the Investor Rights Agreement dated November 4, 2015, among the Parties; and (v) matters arising out of the Right of First Refusal and Co-Sale Agreement dated November 4, 2015, among the Parties (the "ROFR Agreement"), except as any such matter would conflict with anything contained in or required by this Settlement Agreement, including any ''Transfer" of Common Stock deemed to have occurred under the ROFR Agreement by KeraLink entering into and delivering this Settlement Agreement (such matters, collectively, "Surviving Claims").

NOW, THEREFORE, FOR AND IN CONSIDERATION OF the mutual promises herein contained, and for other good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the Parties, each intending to be legally bound, do hereby agree as follows:

1.             Initial Payment to Aziyo. Within two business days after this Settlement Agreement is executed by each Party and delivered by Aziyo and each Highcape Entity to KeraLink, and by KeraLink to Aziyo and each Highcape Entity, KeraLink shall cause to be wired to Aziyo the amount of $90,000 in cash and in immediately available funds pursuant to the wiring instructions attached hereto as Exhibit A (which represents a payment of $400,000 in connection with the matters contemplated by this Settlement Agreement, less $310,000 owed by Aziyo to KeraLink as of the date of this Settlement Agreement in connection with the ongoing inter-company account maintained between Aziyo and KeraLink, wherein debits and credits between the entities incurred in the ordinary course of business are recorded and reconciled). The payment contemplated by this Section 1 (the "Initial Payment Obligation") shall be irrevocable and shall not be subject to adjustment, rescission, repayment or refund for any reason, regardless of the amount ultimately paid by KeraLink to Aziyo pursuant to Section 2.

2.             Secondary Payment to Aziyo. KeraLink shall cause to be paid to Aziyo the Total Due, in accordance with the terms and provisions in this Section 2, and subject to the limitations and adjustments herein, including in certain circumstances Aziyo's limited recourse against KeraLink regarding such payments, which is more fully described below. For purposes of this Settlement Agreement, the ''Total Due" means the lesser of: (a) $550,000; and (b) the sum of all "Payments" (as such term as defined below). Aziyo acknowledges and agrees that, under certain circumstances, the sum of all payments it receives pursuant to this Section 2 may be less than $550,000 once the Registered Maturity Payment or the Unregistered Maturity Payment (as applicable and each such term as defined below) is made, and in such an event no further payments will be due.

(a)          Subject to each sub-section in this Section 2, upon the receipt of cash by KeraLink in connection with a sale, transfer or disposition of any shares of the Common Stock, including in connection with a Business Combination Transaction (each such sale, transfer or disposition, a ''Liquidation Event"), KeraLink shall, after paying or reserving such documented costs and expenses reasonably incurred by KeraLink in connection with such sale, transfer or disposition, including the income and capital gains taxes, if any, owed by KeraLink as a result of such sale, transfer or disposition (collectively, the ''Disposition Costs"), pay to Aziyo in cash and in immediately available funds an amount, not to exceed $550,000 (when all such payments to Aziyo are added together), equal to the difference between the amount of cash actually received for such shares of Common Stock in connection with the Liquidation Event, including any payments from any escrow, holdback or other contingent consideration arrangements (at such time actually received), minus the Disposition Costs for such Liquidation Event ( each a "Liquidation Event Payment"). Each Liquidation Event Payment will be due and payable to Aziyo within three business days after the receipt by KeraLink of such cash in connection with the underlying Liquidation Event. In furtherance of the provisions of this Section 2(a) and the obligations of KeraLink under this Settlement Agreement, KeraLink covenants and agrees that it will not sell, transfer or dispose of any shares of Common Stock in connection with a dividend or other distribution to the stockholders of KeraLink or otherwise sell, transfer or dispose of any shares of Common Stock in a transaction that does not represent an arm's length transaction with an unrelated third party. Further KeraLink covenants and agrees that other than in connection with a Business Combination Transaction, a "Sale Transaction" (as defined in Aziyo's Certificate of Incorporation), an "Approved Sale" (as defined in Aziyo's Investor Rights Agreement dated November 4, 2015) or another transaction in which all of the stockholders of Aziyo are selling or transferring their shares of capital stock of Aziyo or otherwise are legally or contractually obligated to sell, transfer or dispose of their shares of capital stock of Aziyo as part of such transaction, it will not sell, transfer or dispose of any shares of Common Stock for consideration other than cash.

(b)          Subject to each sub-section in this Section 2, if on the date that is 180 days after the first date on which all of the shares of Common Stock held by KeraLink are: (i) registered for sale on a registration statement filed with and made effective by the U.S. Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act," and such registration statement, the "Registration Statement"); (ii) listed on a United States national securities exchange; and (iii) not subject to any contractual restriction on transfer or sale (for example, a market stand-off agreement), other than customary arrangements for a registered secondary sale of common stock (for example, the obligation to deliver a prospectus in connection with the sale) and other than the obligations under this Settlement Agreement (the "Registered Maturity Trigger Date"), KeraLink has not made aggregate Payments equal to $550,000 nor the Unregistered Maturity Payment, then on the Registered Maturity Trigger Date if it is a business day, or on the next business day if the Registered Maturity Trigger Date is not, KeraLink shall pay to Aziyo an amount (the ''Registered Maturity Payment'') equal to the lesser of: (i) the difference between $550,000 minus the sum of all Payments paid to Aziyo as of such date; and (ii) the Fair Market Value (as defined below) as of the Registered Maturity Trigger Date of all shares of Common Stock then held and owned by KeraLink. Following such Registered Maturity Payment to Aziyo, all obligations and liabilities of KeraLink under this Section 2 shall be deemed fulfilled and KeraLink will have no further obligations or liabilities under this Section 2, including no further obligation to make any Liquidation Event Payment, any Unregistered Maturity Payment or any further Registered Maturity Payment. Further, pursuant to Section 2(e), all or any part of the Registered Maturity Payment may be paid by tendering shares of Common Stock to Aziyo. In furtherance of the provisions of this Section 2(b) and the obligations of KeraLink under this Settlement Agreement, KeraLink agrees to the registration by Aziyo of its shares of Common Stock, at such time as Aziyo may from time to time determine, and agrees to provide such documents and other information that Aziyo in its commercially reasonable discretion deems necessary or advisable in connection with the registration of such shares of Common Stock, and further covenants and agrees to cooperate with Aziyo's commercially reasonable requests and on customary and reasonable terms and conditions in connection with the registration of such shares of Common Stock; provided, however, that, in the event KeraLink materially breaches any of its obligations under this Section 2(b) and does not cure such material breach within 30 days of receipt of written notice of such material breach from Aziyo (the date such notice is delivered to KeraLink, the "Breach Notice Date"), KeraLink shall be obligated to make a Payment to Aziyo in an amount equal to $550,000 minus the sum of all Payments made to Aziyo as of the Breach Notice Date, which payment shall be made to Aziyo within three business days after the Breach Notice Date.

(c)          Subject to each sub-section in this Section 2, on the date that is one year after the date on which Aziyo first advises KeraLink in writing that the Board of Directors of Aziyo has determined that KeraLink is not an "affiliate" of Aziyo within the meaning of Rule 144 promulgated under the Securities Act (the ''Nonaffiliate Notice," and such date, the "Nonaffiliate Notice Date"), provided that: (i) the shares of Common Stock are registered under the Securities Exchange Act of 1934, as amended, and listed on a United States national securities exchange on the Nonaffiliate Notice Date; (ii) KeraLink has not made aggregate Payments equal to $550,000 as of the one-year anniversary of the Nonaffiliate Notice Date; and (iii) KeraLink has not made the Registered Maturity Payment to Aziyo, then on the one-year anniversary of the Nonaffiliate Notice Date if it is a business day, or on the next business day if the one-year anniversary of the Nonaffiliate Notice Date is not, KeraLink shall pay to Aziyo an amount (the "Unregistered Maturity Payment'') equal to the lesser of: (I) the difference between $550,000 minus the sum of all Payments paid to Aziyo as of such date; and (II) the Fair Market Value as of the Nona:ffiliate Notice Date of all shares of Common Stock then held and owned by KeraLink. Following such Unregistered Maturity Payment to Aziyo, all obligations and liabilities of KeraLink under this Section 2 shall be deemed fulfilled and KeraLink will have no further obligations or liabilities under this Section 2, including no further obligation to make any Liquidation Event Payment, any further Unregistered Maturity Payment or any Registered Maturity Payment.

(d)          Notwithstanding anything to the contrary herein, under no circumstances will KeraLink be required under or pursuant to this Section 2, or arising out of this Section 2, to pay Aziyo any further amounts, when the sum of all Liquidation Event Payments, the Registered Maturity Payment or the Unregistered Maturity Payment, as the case may be, and any other payment of any amount due under this Section 2, including a prepayment of any amount due (each a "Payment," and collectively, the "Payments") is equal to $550,000. If a Payment is due and the full amount of such Payment would cause KeraLink to have paid, or Aziyo to have received, more than $550,000 in the aggregate under this Section 2, then such Payment shall be reduced to such amount that when taken together with all other Payments, is equal to (but not greater than) $550,000. If for any reason Aziyo receives an aggregate of Payments in excess of $550,000, Aziyo shall, within 5 business days, reimburse and pay such excess amount back to KeraLink, it being understood and agreed for this purpose that any Payments under this Section 2 made by the delivery of shares of Common Stock shall be valued at the Fair Market Value on the applicable valuation date as specified in this Section 2 and, to the extent any such excess payment was made by KeraLink with shares of Common Stock, at its option Aziyo may satisfy its obligations under this Section 2(d) by delivering shares of Common Stock with a Fair Market Value equal to such excess, as of the date such shares originally were delivered by KeraLink to Aziyo.

(e)          KeraLink has the right to prepay all or any part of the Total Due still owing at any time or from time to time, without premium or penalty. KeraLink also has the right to pay any or all of the Total Due (other than amounts due pursuant to Section 2(a)) still owing at any time or from time to time, through the tender by KeraLink for forfeiture and cancellation of such number of shares of Common Stock held by KeraLink equal to the amount of the payment divided by the Fair Market Value as of the date of tender of a share of Common Stock. Any such payment of cash or Common Stock shall be considered a ''Payment" as defined in Section 2(d).

(f)          Aziyo shall have limited recourse against KeraLink regarding the obligations and liabilities of KeraLink set forth in this Section 2. Aziyo acknowledges and agrees that Aziyo's sole recourse for KeraLink's failure to make any Payment when due and payable under this Section 2 is against the Common Stock; provided, however, that, if KeraLink sells, transfers or disposes of such shares of Common Stock in violation of this Settlement Agreement, Aziyo shall be entitled to recover from KeraLink the Fair Market Value of such shares of Common Stock up to but not exceeding the Total Due, less any amount received by Aziyo on account of its lien on, or the enforcement of its rights and remedies against, the Collateral.

(g)          For purposes of this Settlement Agreement, the "Fair Market Value" of a share of Common Stock means the following net of Disposition Costs, as of any particular date: (i) the sales price of such share of Common Stock in a Liquidation Event occurring on such day; (ii) the volume weighted average of the closing sales prices of the Common Stock for such day on all domestic securities exchanges on which the Common Stock may at the time be listed; (iii) if there have been no sales of the Common Stock on any such exchange on any such day, the average of the highest bid and lowest asked prices for the Common Stock on all such exchanges at the end of such day; (iv) if on any such day the Common Stock is not listed on a U.S. securities exchange, the closing sales price of the Common Stock as quoted on the OTC Bulletin Board, the Pink OTC Markets or similar quotation system or association for such day; or (v) if there have been no sales of the Common Stock on the OTC Bulletin Board, the Pink OTC Markets or similar quotation system or association on such day, the average of the highest bid and lowest asked prices for the Common Stock quoted on the OTC Bulletin Board, the Pink OTC Markets or similar quotation system or association at the end of such day; in each case, averaged over 10 consecutive business days ending on the business day immediately prior to the day as of which "Fair Market Value" is being determined; provided, that if the Common Stock is listed on any U.S. securities exchange, the term ''business day'' as used in this sentence means business days on which such exchange is open for trading. If at any time the Common Stock is not listed on any U.S. securities exchange or quoted on the OTC Bulletin Board, the Pink OTC Markets or similar quotation system or association, the "Fair Market Value" of a share of Common Stock shall be the fair market value per share as determined jointly by KeraLink and Aziyo provided, that if KeraLink and Aziyo are unable to agree on the fair market value per share of the Common Stock within 15 days, such fair market value shall be determined by a nationally recognized investment banking, accounting or valuation firm jointly selected by KeraLink and Aziyo based upon its determination of the value of all outstanding shares of Aziyo as a whole and without any minority or other discount.

(h)          (1)          As security for the prompt payment and performance of the obligations of KeraLink to Aziyo under this Settlement Agreement, including the payment to Aziyo of the Total Due under this Section 2 and the Initial Payment Obligation under Section 1, KeraLink hereby grants, pledges and assigns to Aziyo a continuing lien on, and security interest in, upon and to, all right, title and interest in and to the 6,499,999 shares of Common Stock of Aziyo, $0.001 par value per share, owned by KeraLink on the date of this Settlement Agreement (the "Initial Pledged Shares") (together with any capital stock, other securities or non-cash consideration of Aziyo, any successor or other person that may be received from time to time by KeraLink:, whether by dividend or distribution or in connection with a Business Combination Transaction, in respect of the Initial Pledged Shares, any and all substitutions, additions or replacements thereof; and any and all proceeds thereof) (collectively, the "Collateral"). This Settlement Agreement shall constitute a security agreement as that term is used in the Uniform Commercial Code, and in furtherance of the foregoing, KeraLink hereby agrees (w)(I) on the date hereof, to deliver to Aziyo all certificate(s) representing the Initial Pledged Shares (together with blank stock powers duly executed by KeraLink), and (II) promptly upon receipt, to deliver to Aziyo any additional certificates or instruments constituting Collateral acquired hereafter by KeraLink (together with blank stock powers duly executed by KeraLink or other appropriate instruments of assignment), (x) that Aziyo may attach an allonge to such certificate(s) and/or instruments that contains a restrictive legend to reflect the security interest in the Collateral (but shall not mark such certificate(s) and/or instrument(s) themselves), (y) that Aziyo may file against KeraLink a financing statement to perfect the security interest in the Collateral and (z) that Aziyo shall be entitled to retain possession of such certificates(s) and/or instruments received in respect of the Collateral until such time as the Initial Payment Obligation under Section 1 and all Payments to be made by KeraLink under this Section 2 have been paid or satisfied in full.

(2)        In the event KeraLink is required to make a Registered Maturity Payment under Section 2(b) or an Unregistered Maturity Payment under Section 2(c) and KeraLink elects, pursuant to and in accordance with Section 2(e), to satisfy such payment by the delivery of shares of Common Stock, rather than a cash payment, the delivery of such shares of Common Stock to Aziyo shall be in full satisfaction of KeraLink's obligations in respect of such Registered Maturity Payment or Unregistered Maturity Payment, as applicable, in which event Aziyo shall not have any right or obligation under Article 9 of the Uniform Commercial Code or any other laws or regulations to sell or offer for sale any further shares of Common Stock.

(3)        Aziyo shall have no duty with respect to any part or all of the Collateral of any nature or kind other than the duty to use reasonable care in the safe custody of any tangible items of the Collateral in its possession.

(4)        KeraLink (x) represents and warrants that it has good title to the Collateral, free from all liens, mortgages, pledges, security interests, and other encumbrances except the lien in favor of Aziyo created hereunder and (y) agrees to keep the Collateral free from all liens, mortgages, pledges, security interests, and other encumbrances except the lien in favor of Aziyo created hereunder.

(5)        Upon any failure by KeraLink to satisfy the Initial Payment Obligation under Section 1 or to make any Payment to Aziyo required under Section 2, following any notice, grace or cure period provided therein, Aziyo shall provide written notice to KeraLink of its failure to make such Payment and may include in such notice a demand for payment. KeraLink shall have 10 days following the receipt of such notice to cure such breach. If such Payment is not remitted to Aziyo by the conclusion of such period or any extensions agreed to in writing by Aziyo in its sole discretion, then Aziyo shall have, in addition to any other rights and remedies given by law or the rights hereunder, all of the rights and remedies with respect to the Collateral of a secured party under the Uniform Commercial Code. Any foreclosure of the Collateral under the Uniform Commercial Code shall be conducted in a commercially reasonable manner and KeraLink shall be entitled to any surplus proceeds.

(6)        If Aziyo has received the amount due under Section 1 and all of the Payments due under this Section 2 to which it is entitled, it shall upon written request from KeraLink (i) release its security interest and lien on the Collateral, (ii) deliver to KeraLink all certificates and/or instruments evidencing the Collateral in its possession, and (iii) terminate any Uniform Commercial Code financing statements of record against KeraLink describing the Collateral and naming Aziyo as secured party. Notwithstanding the foregoing, if KeraLink elects to sell any of the Common Shares in connection with a Liquidation Event, in accordance with Section 2(a), then Aziyo shall at the time of such sale release its lien in the Collateral to be sold in accordance with the payoff letter described below in this clause (6). In connection with such proposed sale, KeraLink shall deliver written notice to Aziyo, which notice shall (x) identify the buyer, (y) identify the Common Stock that KeraLink requests be released from the lien of Aziyo for sale to the buyer, and (z) identify the amount of the Liquidation Event Payment to be paid to Aziyo by KeraLink or the buyer in respect of the purchase price of such Common Stock. Upon KeraLink's written request, Aziyo shall also provide to KeraLink and such buyer a payoff letter in form and substance reasonably satisfactory to Aziyo in which Aziyo agrees upon receipt by Aziyo of the Liquidation Event Payment for such Common Stock (i) to release its lien in the Common Stock proposed to be sold immediately and without further action by any person, (ii) to deliver such Common Stock to KeraLink or such buyer, without any allonge that Aziyo may have attached containing a legend or restriction on such Common Stock, and (iii) to amend any UCC financing statement of record against KeraLink describing the Common Stock and naming Aziyo as secured party to exclude from the collateral description thereof the Common Stock sold to such buyer. In connection with such sale, Aziyo shall arrange for the issuer of the Common Stock to reissue such Common Stock in certificates evidencing smaller share denominations, if applicable under this Settlement Agreement.

(i)        Once made by KeraLink, the Payments shall be irrevocable and shall not be subject to adjustment, rescission, repayment or refund for any reason.

3.             Release of KeraLink. In exchange for the consideration provided in this Settlement Agreement, including that consideration set forth in Sections 1 and 2, Aziyo and each of the Highcape Entities, on behalf of itself and its respective former, current and future stockholders, officers, directors, managers, employees, agents, contractors, parents, subsidiaries, affiliates, successors and assigns ( collectively, the "Aziyo Parties", and each an "Aziyo Party"), hereby fully and irrevocably releases, waives and forever discharges KeraLink and each of its past and present affiliates and each of their officers, directors, managers, employees, stockholders, members, attorneys, agents, successors, heirs, and assigns (collectively "KeraLink Parties", and each a ''KeraLink Party"), and each of them, from any and all claims, demands, liens, actions, agreements, suits, rights, causes of action, proceedings, obligations, debts, sums of money, accounts, bills, dues, covenants, undertakings, promises, :fiduciary duties, required notices or other informational disclosures, contracts, agreements, charges, complaints, controversies, damages, judgments, debts, costs, attorneys' fees, expenses, damages, judgments, orders, grievances and/or liabilities of whatever kind or nature in law, equity or otherwise, whether now known or suspected, which have existed or may have existed, from the beginning of time, or which do exist or which hereafter can, shall or may exist, whether vested or contingent, accrued or unaccrued ( collectively, "Claims"), which any of the Aziyo Parties had, now has, or may hereafter have against the KeraLink Parties, or any of them, directly or indirectly arising out of, proximately caused by or resulting from, connected with, or based upon or in any manner related to or arising out of, in the past, or at present, (a) any event, fact or circumstance occurring or existing prior to the date of this Settlement Agreement, (b) any act, omission, transaction, or event occurring up to and including the date of this Settlement Agreement, and/or (c) any ''Transfer'' deemed to have occurred under the ROFR Agreement by KeraLink entering into and delivery this Settlement Agreement (collectively, "Aziyo Claims"); provided however, that this release shall not apply to any Claim arising under this Settlement Agreement or to any Surviving Claims, and the foregoing release shall not operate to release any Claim arising under this Settlement Agreement or any of the Surviving Claims. For purposes of clarification, the Aziyo Claims being released above are not limited to Claims arising out of the Dispute, the Contribution Agreement, the Stock Purchase Agreement, all agreements entered into in connection with any of the forgoing, or to any particular incident or subject, and are intended to encompass every possible Claim, including, but not limited to, the Dispute, the Contribution Agreement, the Stock Purchase Agreement and all agreements entered into in connection with any of the forgoing, with the exception of any Claim arising under this Settlement Agreement and the Surviving Claims.

4.             Release of Aziyo. In exchange for the consideration provided in this Settlement Agreement, including that consideration set forth in Section 3, KeraLink on behalf of itself and each of the other KeraLink Parties hereby fully and irrevocably releases, waives and forever discharges Aziyo Parties, and each of them, from any and all Claims which any of the KeraLink Parties had, now has, or may hereafter have against the Aziyo Parties, or any of them, directly or indirectly arising out of, proximately caused by or resulting from, connected with, or based upon or in any manner related to or arising out of, in the past, or at present, (a) any event, fact or circumstance occurring or existing prior to the date of this Settlement Agreement, (b) any act, omission, transaction, or event occurring up to and including the date of this Settlement Agreement, and/or (c) arising through the date of this Settlement Agreement (collectively, "KeraLink Claims"); provided, however, that this release shall not apply to any Claim arising under this Settlement Agreement or to any Surviving Claims and the foregoing release shall not operate to release any claim arising under this Settlement Agreement or to any Surviving Claims. For purposes of clarification, the KeraLink Claims being released above are not limited to Claims arising out of the Dispute, the Contribution Agreement, the Stock Purchase Agreement, all agreements entered into in connection with any of the forgoing, or to any particular incident or subject, and are intended to encompass every possible Claim, including, but not limited to, the Dispute, the Contribution Agreement, the Stock Purchase Agreement and all agreements entered into in connection with any of the forgoing, with the exception of any Claim arising under this Settlement Agreement and the Surviving Claims.

5.             Acknowledgment. Each Party understands that it may later discover Claims or facts that may be different from, or in addition to, those that it or any other Party now knows or believes to exist regarding the subject matter of the releases contained in Section 3 and Section 4, and which, if known at the time of signing this Settlement Agreement, may have materially affected this Settlement Agreement and such Party's decision to enter into it and grant the release contained in Section 3 and Section 4. Nevertheless, the Parties intend to fully, finally and forever settle and release all Claims that now exist, may exist, or previously existed, as set out in the released contained in Section 3 and Section 4, whether known or unknown, foreseen or unforeseen, or suspected or unsuspected, and the releases given herein are and will remain in effect as complete releases, notwithstanding the discovery or existence of such additional or different facts. The Parties hereby waive any right or Claim that might arise as a result of such different or additional Claims or facts. The Parties have been made aware of, and understand, the provisions of California Civil Code Section 1542 ("Section 1542"), which provides: "A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR." The Parties expressly, knowingly and intentionally waive any and all rights, benefits and protections of Section 1542 and of any other state or federal statute or common law principle limiting the scope of a general release.

6.             Non-Assignment; Successor. Each Party represents and warrants that it has not made any actual or purported assignment, transfer or hypothecation of any claims that are being released pursuant to this Settlement Agreement, or any interest in such released claims, or in any of the rights created under this Settlement Agreement, to any person or entity. The provisions of this Settlement Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns. Neither Party may assign, delegate or otherwise transfer, directly or indirectly, in whole or in part, any of its rights or obligations under this Settlement Agreement without the prior written consent of the other Party; provided, however, that Aziyo may so assign, delegate or otherwise transfer its rights and obligations without the consent of KeraLink to any successor or assignee in connection with a Business Combination Transaction. No assignment, delegation or other transfer of rights under this Settlement Agreement shall relieve the assignor of any obligations under this Settlement Agreement, and any assignment, delegation or transfer in violation of this Section 6 shall be void.

7.             Covenant Not-to-Sue. Each Party covenants and agrees not to file or initiate a lawsuit, arbitration, or other legal proceeding against any Party asserting any of the Claims. If any of the Parties breaches this covenant, that Party shall indemnify, defend and hold harmless the other Party from any and all costs incurred by any and all of them, including their reasonable attorneys' fees, in defending against any such lawsuit, arbitration, or other legal proceeding, provided, however, that the foregoing covenant not to sue shall not preclude an action asserting any Claim arising under this Settlement Agreement or any of the Surviving Claims.

8.             No Admission of Liability. The Parties hereto have entered into this Settlement Agreement solely for the purpose of settlement and compromise, and none of the Parties admits any liability to any of the other Parties.

9.             Authority. The signatories below expressly acknowledge, represent and warrant that they are duly authorized to execute this Settlement Agreement, and acknowledge that they have read this Settlement Agreement and understand all of its terms.

10.           Governing Law. This Settlement Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to the conflict of law principles thereof.

11.           Confidentiality. This Settlement Agreement and its terms are CONFIDENTIAL. The Parties shall not voluntarily disclose this Settlement Agreement or its terms to any third party except: (a) to the Parties' attorneys, accountants, or other professional advisors; (b) to the Parties' managers, officers, directors, or stockholders; (c) in response to judicial or other legal process compelling disclosure; or (d) as otherwise required by any local, state, or Federal law, including applicable securities laws or regulations.

12.           Entire Agreement. This Settlement Agreement represents the full and complete understanding of the Parties with respect to the subject matter contained herein and supersedes any and all prior oral or written agreements between the Parties with respect to said subject matter.

13.           Counterparts. This Settlement Agreement may be executed in one or more counterparts, each one of which shall be deemed to be an original, but all of which shall constitute but one and the same Settlement Agreement. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a ".pdf" format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or ".pdf" signature page were an original thereof.

14.           Taxes. Aziyo will be responsible for paying all state and federal tax obligations arising from payments made to Aziyo as contemplated herein.

15.           Review of Agreement. Each Party acknowledges that it has been represented by and/or has had the opportunity to consult with legal counsel of its choice concerning of the meaning and consequences of this Settlement Agreement; has been provided with sufficient time to review carefully the contents of this Settlement Agreement; and that it has carefully read and understands this Settlement Agreement.

16.           Construction. As used in this Settlement Agreement, the word ''including'' shall be deemed to be followed by the phrase "without limitation". Unless the context otherwise requires, references in this Settlement Agreement to Sections shall be deemed references to Sections of this Settlement Agreement. Unless the context otherwise requires, the words "hereof," "hereby" and "herein" and words of similar meaning when used in this Settlement Agreement refer to this Settlement Agreement in its entirety and not to any particular Section or provision hereof. Except when used together with the word "either" or otherwise for the purpose of identifying mutually exclusive alternatives, the term "or'' has the inclusive meaning represented by the phrase "and/or".

17.           Parties Jointlv Prepared This Settlement Agreement. Each Party has reviewed and had the opportunity to revise this Settlement Agreement. The rule of construction that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Settlement Agreement or of any of its amendments or exhibits.

18.           Notice. All notices, requests, consents, claims, demands, waivers, and other communications hereunder (each, a ''Notice") shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or email (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient; or (d) on the fourth day after the date mailed, by certified or registered mail (in each case, return receipt requested, postage pre-paid). Notices must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a Notice given in accordance with this Section 18):

If to KeraLink:	KeraLink International
5520 Research Park Dr., Suite 400
Baltimore, MD 21228
Email: [XXX]
Attn: [XXX]

If to Aziyo:	Aziyo Biologics, Inc.
12510 Prosperity Drive, Suite 370
Silver Spring, MD 20904
Email: [XXX]
Attn: [XXX]

If to any Highcape Entity:	Highcape Partners, L.P.
10751 Falls Road, Suite 300
Lutherville, MD 21093
Email: [XXX]
Attn: [XXX]

[Signatures begin on following page]

IN WITNESS WHEREOF, the undersigned have hereunto caused this Settlement Agreement to be executed by their duly authorized officials, all as of the day and year first above written.

KeraLink International		Highcape Partners QP, L.P.

By:	/s/ Douglas J. Furlong	By:	/s/ Matthew Zuga
Name:	Douglas J. Furlong	Name:	Matthew Zuga
Title:	President and Chief Executive Officer	Title:	Partner

Aziyo Biologics, Inc		Highcape Partners, L.P.

By:	/s/ Jeffrey Hamet	By:	/s/ Matthew Zuga
Name:	Jeffrey Hamet	Name:	Matthew Zuga
Title:	VP, Finance	Title:	Partner

Highcape Co-Investment Vehicle I, LLC

		By:	/s/ Matthew Zuga
		Name:	Matthew Zuga
		Title:	Managing Member

EXHIBIT A

Wiring Instructions for Aziyo:

Account Name: Aziyo Biologics, Inc.

Account Number: [XXX]

SWIFT: [XXX]

Routing: [XXX]

Bank Name: Silicon Valley Bank